Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless 2006 Audited Annual Results

Achieved Proforma Revenue of $14,650,841

BELLINGHAM, WA--Apr 18, 2007 -- Unity Wireless Corporation (OTCBB: UTYW), today announced the filing of the company’s 2006 10KSB and the release of its annual report.  After completing the acquisition of three international wireless technology companies in 2006, Unity Wireless Corp. realized a 50% growth in actual year over year revenue achieving $7,343,552 and proforma  revenue (as if all four companies were combined from the start of the year) of $14,650,841.

After completing the final acquisition in late August, the company began an aggressive program of cost reduction through consolidation, and revenue increase through the cross pollination of products and markets among the previous four separate entities.  Both goals were achieved by year end.

In the area of cost reduction Unity’s management achieved head count, facilities, and manufacturing cost savings of at least 50% in all areas:

•

Integrated manufacturing into a single facility realizing labor savings of over 80%

•

Cut facility costs by over half

•

Consolidated staff functions and reduced head count from 175 to 75

Ilan Kenig, CEO of Unity Wireless Corp, commented, “2006 was a busy year for our team, finalizing three acquisitions one after the other, in a relatively short period of time, completing integration of all three companies into one location, integrating the entire activity under one management team, and rationalizing global manufacturing of all product lines into a unified supply chain.  The company is starting this new fiscal year with a strong order backlog, which our centralized manufacturing group is now ramped up and fully prepared to deliver.”

About Unity Wireless

Unity Wireless is a world class provider of wireless coverage enhancement solutions for cellular operators and custom subsystems for network infrastructure manufacturers.  For more information about Unity Wireless, visit www.unitywireless.com.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contacts:

Talal Fouani, Wall Street Financial Corp. (403) 616-8472

Mike Mulshine, Osprey Partners, (732) 292-0982

Noam Yellin, Middle East Investor Relations, +972 (3) 695-4333